EXHIBIT 99.1

Gladstone Land Announces First Quarter 2016 Results

MCLEAN, Va., May 02, 2016 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (the “Company”) today reported financial results for the first quarter ended March 31, 2016.  A description of funds from operations (“FFO”), Core FFO (“CFFO”) and Adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock unless otherwise noted.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.SEC.gov or from the Company’s website at www.GladstoneLand.com.

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

Summary Information:

	For and As of
	the Quarters Ended		Change	Change
	3/31/2016	12/31/2015	($ / #)	(%)
Operating Data:
Total operating revenues	$3,682,677	$3,408,331	$274,346	8.0%
Total operating expenses, net of credits	(2,282,477)	(1,856,387)	(426,090)	23.0%
Other expenses	(1,160,208)	(1,184,079)	23,871	-2.0%
Net income available to common stockholders and OP Unit holders	$239,992	$367,865	$(127,873)	-34.8%
Plus: Real estate and intangible depreciation and amortization	976,710	800,613	176,097	22.0%
Less: Gains on sale of real estate	-	(14,483)	14,483	N/A
FFO available to common stockholders and OP Unit holders	$1,216,702	$1,153,995	$62,707	5.4%
Plus: Acquisition-related expenses	95,224	56,160	39,064	69.6%
Plus: Acquisition-related accounting fees	14,500	23,550	(9,050)	-38.4%
CFFO available to common stockholders and OP Unit holders	$1,326,426	$1,233,705	$92,721	7.5%
Net adjustment for cash rents	(102,757)	(108,979)	6,222	-5.7%
Plus: Amortization of deferred financing costs	34,354	32,616	1,738	5.3%
AFFO available to common stockholders and OP Unit holders	$1,258,023	$1,157,342	$100,681	8.7%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	9,992,941	9,282,280	710,661	7.7%
Weighted-average OP Units outstanding(1)	237,698	0	237,698	N/A
Weighted-average total shares outstanding	10,230,639	9,282,280	948,359	10.2%

Diluted net income per weighted-average total share	$0.023	$0.040	$(0.016)	-40.8%
Diluted FFO per weighted-average total share	$0.119	$0.124	$(0.005)	-4.3%
Diluted CFFO per weighted-average total share	$0.130	$0.133	$(0.003)	-2.5%
Diluted AFFO per weighted-average total share	$0.123	$0.125	$(0.002)	-1.4%
Cash dividends declared per share	$0.120	$0.120	$-	0.0%

Balance Sheet Data:
Investments in real estate, net(2)	$250,895,407	$222,196,559	$28,698,848	12.9%
Total assets	$256,970,629	$228,684,025	$28,286,604	12.4%
Total indebtedness	$160,776,919	$142,733,157	$18,043,762	12.6%
Total equity	$83,440,207	$78,006,719	$5,433,488	7.0%
Total common shares outstanding	9,992,941	9,992,941	0	0.0%

Other Data:
Cash flows from operations	$4,233,768	$450,327	$3,783,441	840.2%
Farms owned	46	43	3	7.0%
Acres owned	23,003	16,810	6,193	36.8%
Occupancy rate	100.0%	100.0%	0.0%	0.0%
Farmland portfolio value	$318,095,191	$285,315,980	$32,779,211	11.5%
Net asset value per share	$13.87	$14.20	$(0.33)	-2.3%

 (1) Includes only OP Units held by third parties.  As of March 31, 2016, there were 745,879 OP Units held by non-controlling limited partners, representing 6.9% of all OP Units issued and outstanding.
There were no OP Units held by anyone other than the Company during 2015.

(2) Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

N/A = Not Applicable

Highlights for the Quarter:

  Property Acquisitions:  Acquired three new farms, consisting of 6,191 total acres, in Colorado (the “Colorado Farms”), which represented another expansion into a new state.  These farms were acquired in a single transaction for a total purchase price of approximately $25.7 million at an overall weighted-average capitalization rate of 6.2%;
  Leasing Activities:  Renewed one lease with the existing tenant, which was originally scheduled to expire in 2016, resulting in an increase in minimum annualized straight-line rental income of 17.9% compared to that of the previous lease;
  Project Completion:  Completed certain irrigation improvements on one of our California farms at a total cost of approximately $994,000, which, as stipulated in the lease agreement, resulted in additional straight-line rental income to us of approximately $54,000;
  Financing Activities:
    Had certain properties pledged as collateral with our largest lender re-appraised by independent, third-party appraisers, resulting in increased valuations and providing us with approximately $12.5 million of additional borrowing availability under the facility;
    Obtained an aggregate of $15.5 million in new borrowings at an expected weighted-average effective interest rate of 3.05%, which rates are fixed for seven years;
  OP Unit Issuance:  As partial consideration for the acquisition of the Colorado Farms, issued 745,879 units of limited partnership interest in our operating partnership (“OP Units”), constituting an aggregate fair value of approximately $6.5 million as of the acquisition date; and
  Paid Distributions:  Paid monthly cash distributions of $0.04 per share of common stock for each of January, February and March.

Q1 2016 Results:  CFFO and AFFO were each approximately $1.3 million, or $0.13 per share and $0.12 per share, respectively, compared to distributions during the quarter of $0.12 per share.  CFFO and AFFO increased by 7.5% and 8.7%, respectively, compared to the prior quarter, primarily due to additional rental income recorded as a result of our recent acquisitions.  For the first quarter, our core operating expenses, which we define as our total operating expenses, less depreciation and amortization, acquisition-related expenses, any fee credits, and certain other one-time expenses, increased by approximately $211,000, or 21.1%, from the previous quarter.  The majority of this increase occurred within our general and administrative expenses, specifically increased professional fees related to completing our first acquisition involving the issuance of OP Units and updating the valuations of certain of our farms via third-party appraisals, as well as additional costs related to our upcoming annual shareholders meeting and proxy mailings and annual state franchise tax and filing fees incurred during the quarter.  However, we believe that most of these additional expenses are either non-recurring or annual in nature, and we do not expect similar increases in future quarters through the remainder of 2016.  Our net asset value (“NAV”) per share decreased 2.3% from the prior quarter to $13.87 at March 31, 2016, primarily due to the dilutive effect of issuing OP Units at a price below our NAV per share, as well as making approximately $3.9 million, or $0.35 per share, of capital improvements on existing properties during the quarter, the full costs of which have not yet been included as a corresponding increase to the properties’ fair values.  The majority of these costs were incurred in connection with the development of the almond orchard on one of our California farms.  We expect this project to be completed by June 30, 2016, at which time the property will be re-appraised, and we expect to recapture a significant portion, if not all, of these costs through value appreciation.  Partially offsetting these decreases was approximately $6.9 million, or $0.64 per share, of appreciation in the values of certain farms during the quarter, the majority of which came from valuations as determined by third-party appraisers.

A reconciliation of FFO, CFFO and AFFO attributable to the Company to net income attributable to the Company, to which the Company believes is the most directly-comparable GAAP measure for FFO, CFFO and AFFO attributable to the Company, for the quarters ended March 31, 2016, and December 31, 2015, and a computation of basic and diluted FFO, CFFO and AFFO and basic and diluted net income per weighted-average share is set forth in the Summary Information table above.

Subsequent to March 31, 2016:

  Property Acquisitions:  Acquired a pistachio orchard in California, consisting of 453 total acres, for approximately $15.5 million.  The farm was acquired at an initial capitalization rate of 5.0% but is expected to yield between 7.0% and 11.0% when including the revenue-sharing portion of the lease;
  Project Completions:  Completed certain irrigation improvements on two of our Florida farms at a total cost of approximately $1,070,000, which, as stipulated in the lease agreement, will result in additional straight-line rental income to us of approximately $232,000;
  Financing Activities:  Obtained $9.3 million in new borrowings at an expected weighted-average effective interest rate of 2.79%, which rate is fixed for five years.  Represents borrowings from a new lender, as we expanded our lending base to four different lenders; and
  Increased Distributions:  Increased our distribution run rate by 3.1%, declaring monthly cash distributions of $0.04125 per share of common stock for each of April, May and June.

Comments from the Company’s Chief Executive Officer, David Gladstone:  “We started the new year off on a strong note.  From an operational standpoint, we continue to fully cover our distributions, and based on our recent acquisitions and our forward-looking projections, our board voted in April to increase the distribution rate to our shareholders for the third time in the past 16 months.  From a portfolio perspective, we expanded into our seventh state and also completed our first acquisition using OP Units as consideration.  The farms in our portfolio continue to appreciate in value, which we believe will allow us to earn additional revenue through increased rental rates when our current leases expire.  We believe that investing in our stock is both an income investment, as well as an asset appreciation investment, as we expect that the farmland we own will increase in value faster than inflation.”

Conference Call for Stockholders:  The Company will hold a conference call on Tuesday, May 3, 2016, at 8:30 a.m. EDT to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through June 3, 2016.  To hear the replay, please dial (855) 859-2056 and use conference number 29276202.  The live audio broadcast of the Company’s quarterly conference call will also be available online at the Company’s website, www.GladstoneLand.com.  The event will also be archived and available for replay on the Company’s website through July 3, 2016.

About Gladstone Land Corporation:
Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders.  The Company invests in farmland located in major agricultural markets in the U.S. that it leases to independent and corporate farming operations.  As of March 31, 2016, the net asset value of the Company was $13.87 per share, and the Company intends to report the current value of its farmland on a quarterly basis.  The Company currently owns 47 farms, comprised of 23,456 acres in 7 different states across the U.S., valued at approximately $318 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as almonds, blueberries and pistachios, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  The Company has paid 39 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013.  The current per-share distribution is $0.04125 per month, or $0.495 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

  Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com – Eastern U.S.
  Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com – Western U.S.
  Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com – Midwest U.S.

For stockholder information on Gladstone Land, call (703) 287-5893.  Information on the business activities of all of the Gladstone funds can be found at www.GladstoneCompanies.com.  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:

FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.

AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income.  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.

The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016, and its Form 10-Q for the three months ended March 31, 2016, as filed with the SEC of even date herewith.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Gladstone Land Corporation, +1-703-287-5893